UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PUMA BIOTECHNOLOGY, INC.

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On January 7, 2016, Puma Biotechnology, Inc. issued the following investor presentation.

Continued Focus on Developing Shareholder Value Investor Presentation January 2016

Puma’s Experienced Board and Management Team are Working Hard to Build Value for its Shareholders Puma’s Board and management faithfully continue to pursue plans to improve I patient care by developing and commercializing innovative products to treat cancer Puma achieved significant milestones in the fourth quarter of 2015: December 10, 2015 – Presented results from the Phase II FB-7 trial of PB272 as a neoadjuvant treatment for patients with HER2-positive breast cancer at 2015 CTRC-AACR San Antonio Breast Cancer Symposium (SABCS) December 10, 2015 – Presented interim results from the Phase II trial of PB272 for ERBB2 mutant, HER2 non-amplified, metastatic breast cancer at SABCS December 11, 2015 – Presented additional data from the Phase III ExteNET Trial in the extended adjuvant treatment of early stage HER2-positive breast cancer at SABCS and announced that Phase III ExteNET trial results would be published in Lancet Oncology, a well respected high impact cancer journal December 18, 2015 – Expanded third cohort from the Phase II basket trial of PB272 in patients with solid tumors with activating HER2 mutations December 21, 2015 – Reported initial data from the Phase II trial of PB272 in extended adjuvant HER2-positive early stage breast cancer using loperamide prophylaxis Puma continues to drive toward filing for regulatory approval of PB272 for extended adjuvant treatment of HER2-positive breast cancer in the United States / Europe, which is anticipated in the first quarter / first half of 2016 1

Puma has an Active, Engaged and Experienced Board Current members of the Board have the experience necessary to continue to guide the Company through these next stages of its development Board is composed of five highly-qualified directors, who possess a well-diversified range of experience – they collectively have over 60 years of experience serving as directors or officers of various public and private life sciences companies As officers, they have collectively filled various roles, including chief executive officer, chief financial officer, chief medical officer and vice president of clinical and regulatory affairs of various companies involved in the development of breast cancer products and products to enhance cancer care and treatment The current Board includes two recent additions who provide significant additional expertise in the fields of clinical and regulatory affairs and biotechnology investments One of these directors held positions in the Oncology Drug Division at the U.S. Food and Drug Administration (the “FDA”) and the Prostate Cancer Drug Development Clinic and the Molecular Therapeutics Unit with the National Cancer Institute/National Institutes of Health The other was a partner for nine years at a major biotechnology investment firm 2

Highly-Qualified Management Team with a Proven Track Record of Product Development and Commercialization Alan H. Auerbach, Puma’s President and Chief Executive Officer Former President and Chief Executive Officer of Cougar Biotechnology, Inc., which was responsible for the development of abiraterone, a drug used for the treatment of advanced prostate cancer Cougar was purchased by Johnson & Johnson for approximately $1 billion while abiraterone was in Phase III clinical trials Richard P. Bryce, Puma’s Senior Vice President, Clinical Research and Development Oversaw the sorafenib Phase II breast and colorectal cancer programs and the carfilzomib Phase III multiple myeloma program at Onyx Pharmaceuticals, Inc. Erin E. Jones, Puma’s Vice President, Global Regulatory Affairs, Medical Writing, and Pharmacology / Toxicology Held a variety of positions at Genentech, Inc., including North America Oncology Team Leader, HER Franchise Group Leader, and Head of Regulatory Intelligence, where he oversaw the HER mechanism franchise and led and oversaw regulatory aspects of the late-stage development and BLA submissions for Kadcyla and Perjeta in HER2-positive metastatic breast cancer, and obtained approvals for Herceptin in HER2-positive adjuvant breast and metastatic gastric cancers Steven Lo, Puma’s Chief Commercial Officer Led the U.S. launch of Herceptin in adjuvant HER2 positive early stage breast cancer (only drug approved in this indication) 3

ISS Recommends Shareholders Reject Eshelman’s Proposals On December 22, 2015, ISS recommended that “shareholders should support the [Puma] board’s request to REVOKE CONSENT on the management card.” In making its recommendation, ISS noted that: “Shareholder support for a dissident campaign that rapidly evolved from a request for information to an urgent consent solicitation demands an argument significantly more compelling than the case presented thus far.” “In light of Puma’s recent board additions and the fact that the company is currently in a critical stage of its strategic plan, a change to the board composition –particularly a near-doubling of the current board size – does not appear prudent at this stage.” “Puma’s recent director appointees appear to possess the appropriate skill sets, which should help reduce execution risk and improve shareholder oversight, thus addressing the key points of the dissident’s criticism regarding the current makeup of the board.” “Puma’s stock price volatility, though unsettling for some investors, is certainly not unique for firms like this—nor concerning in the same way it might be for an established company with multiple lines of business.” Source: ISS Proxy Advisory Services, Proxy Analysis and Vote Recommendation dated December 22, 2015. Permission to use quotations from the ISS report was neither sought nor obtained. 4

Glass Lewis Recommends Shareholders Reject Eshelman’s Proposals On December 23, 2015, Glass Lewis recommended that “shareholders vote on Management’s BLUE Card to REVOKE CONSENT….” because it was “not convinced that shareholders would be well served supporting the Eshelman Consent Proposals at this time.” Glass Lewis stated: “While the recent significant decline in the Company’s share price is hardly ideal, we suspect that most shareholders understand and accept the risk characteristics typically associated with investing in development-stage biotech firms with no history of revenues (such as the Company).” Highlighted that Eshelman’s peer group included commercial stage companies Glass Lewis conducted independent analysis of “No-Revenue Biotech Peer” companies and concluded that the two-year returns of Puma performed in the “77th percentile” of this group and since the IPO has “significantly outperformed its peers.” “[M]ost of the ‘problematic statements’ [of Puma] mentioned in the Dissident’s slide deck. . . are quotes from investment analysts . . . as opposed to direct quotes from the Company.” “We also find it rather dubious that Mr. Eshelman would seemingly misrepresent his own shareholdings in the Company as part of his attempt to gain access to the Company’s confidential documents (via the Initial 220 Request), especially considering that one of his stated goals is to improve the Company’s transparency. To the best of our knowledge, the Dissident has not publicly explained the circumstances around this discrepancy.” “[W]e question why Mr. Eshelman did not attempt to engage in direct talks with the Company’s board prior to this consent solicitation. We believe this raises further questions regarding the Dissident’s motives for pursuing a proxy contest at this time.” Source: Glass Lewis, Proxy Paper dated December 23, 2015. 5

Egan-Jones Recommends Shareholders Reject Eshelman’s Proposals Similarly to ISS and Glass Lewis, on December 28, 2015, Egan-Jones recommended that shareholders not support any of Eshelman’s proposals. Egan-Jones concluded that “CONSENTING THE BLUE REVOCATION CARD provided by management is in the best interest of the Company and its shareholders.” Egan-Jones also noted that: “Given the Company’s strong corporate governance practices, we believe that the current Board and management have the necessary experience and expertise to execute a strategic plan that will maximize shareholder value.” “[T]he Board’s current size is appropriate given the Company’s size and structure.” Source: Egan-Jones, Proxy Report dated December 28, 2015. Permission to use quotations from the Egan-Jones report was neither sought nor obtained. 6

Proxy Mosaic’s Analysis is Problematic Proxy Mosaic failed to take into account that to date, Puma has an exceptional track record of establishing milestones and meeting those goals. Also ignores certain legal constraints surrounding the release of clinical trial data including SEC disclosure obligations. Proxy Mosaic credited Eshelman with a “long-term solution.” If Eshelman has prepared such a plan, Puma has never seen it. Eshelman’s latest filing continues to reiterate Puma’s published strategic plan and makes vague claims about transparency. Proxy Mosaic failed to recognize that Alan H. Auerbach will not receive any benefit from options granted in 2014 until the options are vested and Puma’s stock price exceeds the exercise price of $195.33 (which further highlights that Mr. Auerbach’s interests are aligned with those of all shareholders). Proxy Mosaic demonstrated a fundamental lack of understanding of the Company and the drug development process with respect to neratinib’s projected approval as Puma anticipates making regulatory filings in the United States / Europe in the first quarter / first half of 2016. Finally, although Eshelman is quick to tout Proxy Mosaic’s report, we note that they are a new player to the proxy advisory business and their voting influence in this situation is negligible, if any. Source: Proxy Mosaic, report dated December 30, 2015. Permission to use quotations from the Proxy Mosaic report was neither sought nor obtained. 7

Eshelman has Never Met with the Company and has No Understanding of the Company The Company has attempted to engage with Eshelman and address any concerns he might have with the operation and direction of the Company. Despite the Company’s good faith attempts to understand his concerns, Eshelman never met with the Company and has repeatedly demonstrated that he has no understanding of the Company’s business. Eshelman has instead insisted on engaging in this wasteful and unproductive campaign. 8

Eshelman and His Nominees Provide No Additional Benefit to the Company The Company believes that Eshelman and his nominees provide no additional relevant experience or expertise to the Board. Eshelman has offered no explanation (substantive or otherwise) as to how he and his nominees will improve the value of Puma. The Board can only speculate at Eshelman’s endgame. Since he has made no case that he or his nominees have any ideas that would increase the value of the investment of the Company’s shareholders, the Board cannot even contemplate why he insists on engaging in this hostile and costly consent solicitation. Several of Puma’s institutional shareholders have communicated to the Company that they see no value in the addition of Eshelman or his proposed slate of directors to the Board 9

Eshelman‘s Consent Solicitation Has Been Expensive and Time-Consuming for the Company Throughout this process, Eshelman has been aggressive, antagonistic and misleading in his interactions with us, including by misrepresenting his stock ownership and prematurely filing a lawsuit against the Company in Delaware even as the Company was complying with its obligations in good faith. Far from benefitting the Company, his proposals provide only an expensive and time consuming distraction to our ongoing efforts. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $1,000,000. The Company is considering and seeking to pursue potential avenues through which it can recover the costs incurred in connection with Eshelman’s unnecessary consent solicitation. 10

Eshelman Continues to Demonstrate a Lack of Integrity Eshelman has made and continues to make misrepresentations in connection with his consent solicitation Eshelman represented to Puma that he owned more than 3% and less than 5% (which would represent approximately 1.0—1.5 million shares) of Puma stock. When he filed his consent solicitation statement, it was revealed that this was not even close to the truth and he only owned 150,000 shares. Eshelman has apparently told several shareholders, or led them to believe, that Puma’s largest institutional shareholder, Adage Capital, was supporting him. This is false. Adage confirmed to the Company that they do not support Eshelman’s proposals and that they have refused to provide consent to Eshelman for any of their shares. 11

Eshelman Continues to Demonstrate a Lack of Integrity (cont’d) Eshelman’s misrepresentations are no surprise given his history Eshelman was Chief Executive Officer (CEO) of Pharmaceutical Product Development (PPD) when it managed a clinical trial during the development of the antibiotic drug Ketek for the treatment of outpatient upper respiratory infections and pneumonia Fraud was uncovered in this trial by the FDA’s Office of Criminal Investigation Fraud with the trial included: Fabrication of data at one clinical site (investigator convicted of fraud) Manipulation of data at another site (investigator had medical license suspended) Fraud occurred at highest enrolling site As Chief Executive Officer of PPD, Eshelman was forced to testify before Congress regarding PPD’s involvement in this clinical trial fraud in 2008 Eshelman was replaced as CEO of PPD in 2009 12

•
A whistleblower
from
PPD,
Ann
Marie
Cisneros
–
a
clinical
trial
associate
for
PPD
–
testified
that she sent evidence of fraud to PPD management, which was ignored
•
“[b]ased
upon what I observed and learned in monitoring the Kirkman-Campbell site, Dr.
Kirkman-Campbell indeed had engaged in fraud . . . I knew it, PPD knew it”
•
Cisneros’ Testimony: http://www.circare.org/foia5/cisneros_testimony_20070213.pdf*
•
Eshelman
denied before Congress that fraud had occurred at the time despite Cisneros’ e-mail to PPD management summarizing fraudulent practices and “red flags”
•
Eshelman’s
Video Testimony:
•
Part 1: https://www.youtube.com/watch?v=mzOBlX7hLMs*
•
Part 2: https://www.youtube.com/watch?v=GeM9ZDMBc0M*
•
Part 3: https://www.youtube.com/watch?v=FhEOyN8ceAE*
•
Eshelman’s
Statement and Testimony:
•
https://www.gpo.gov/fdsys/pkg/CHRG-110hhrg48587/html/CHRG-110hhrg48587.htm*
•
Puma’s Board does not believe that someone who was involved in clinical trial fraud that was uncovered by the FDA should be on the Board of Directors of a public company; particularly a company that is in the process of seeking FDA approval
*Please paste the links above into your browser to view the content.
13
Eshelman
Continues to Demonstrate a
Lack
of Integrity (cont’d)

Eshelman’s Proposed Changes are Not in the Best Interests of Puma Shareholders Puma has a strong fundamental business Puma has demonstrated exceptional long-term financial performance The current Board is active, engaged and experienced and board size is appropriate for Puma’s stage of development Board and management interests are aligned with those of shareholders Eshelman has never met with the Company and has no understanding of the Company’s business Eshelman has not come forth with any value enhancing proposals Eshelman seeks board representation that is wildly disproportionate to his holdings Puma shareholders have expressed strong support for the Company and its Board and management 14

For the foregoing reasons, the Company urges Puma shareholders to Revoke their consent from the Eshelman Consent Solicitation on the BLUE Revocation Card 15

Forward-Looking Statements This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the anticipated timing of and plans with respect to our regulatory filings, the potential indications of our drug candidates and the development of our drug candidates, including, but not limited to, the anticipated timing for the commencement and completion of various clinical trials and announcement of data relative to these trials. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,’’ ``expects,’’ ``plans,’’ ``believes,’’ ``intends,’’ and similar words or phrases. All forward–looking statements included in this presentation involve risks and uncertainties that could cause our actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the fact that we have no product revenue and no products approved for marketing; our dependence on our lead product candidate PB272, which is still under development and may never receive regulatory approval; the challenges associated with conducting and enrolling clinical trials; the risk that results of clinical trials may not support our drug candidate claims; even if approved, the risk that physicians and patients may not accept or use our products; our reliance on third parties to conduct our clinical trials and to formulate and manufacture our drug candidates; our dependence on licensed intellectual property; and the other risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update these forward-looking statements except as required by law. 16

Additional Information and Where You Can Find It The Company and certain of its directors and executive officers may be deemed to be participants in a solicitation of consent revocations from the Company’s shareholders in connection with the consent solicitation by Dr. Fredric N. Eshelman. The Company has filed a definitive consent revocation statement with the SEC in connection with such consent solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Consent Revocation Statement filed with the SEC on December 10, 2015. This document is available free of charge at the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants will be included in the Consent Revocation Statement and any other relevant documents filed with the SEC in connection with the consent solicitation. The Company has filed the definitive Consent Revocation Statement with the SEC and has mailed the definitive Consent Revocation Statement and a consent revocation card to each shareholder entitled to deliver a written consent in connection with the consent solicitation. THE COMPANY URGES INVESTORS TO READ ANY CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of any Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the consent solicitation at the SEC’s website at www.sec.gov. 17